Exhibit 10.5

nVent Electric plc
Management Incentive Plan

Management Incentive Plan Overview

The following text outlines the plan provisions for the Management Incentive Plan (“MIP”) for nVent Electric plc (the “Company”), which is governed by the nVent Electric plc 2018 Omnibus Incentive Plan, the terms of which will be incorporated into the MIP. The MIP provides a cash incentive opportunity for our business leaders based on current year financial performance against the plan. Eligibility to participate in this plan is determined by the Compensation Committee (for officers) and the Executive Vice President & Chief Human Resources Officer (for all other participants) and will be communicated to participants in the first quarter of every plan year.

Performance Measures

MIP performance measures reflect the overall financial and strategic goals for the Company, support value creation for our shareholders and are fully aligned with our Annual Operating Plan (AOP). These performance measures are as follows:

[Insert MIP performance measures]

The calculation of results on the MIP performance measures against actual plan results of the business will periodically require certain adjustments, including, but not limited to the following:

•	Acquisition pro-forma adjustments

•	Foreign exchange adjustments

•	Adjustments to take into account the effect of accounting changes or to achieve consistency in measuring year-over-year results

•	Other adjustments as established by the Compensation Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all non-officer participants)

The performance measures for awards granted in future years may be different than those described above.
Weighting of Performance Measures

The opportunity and weight of each measure may vary. For officer participants, the Compensation Committee sets the weight for each measure based on its assessment of the Company as a whole. For non-officer participants, the Executive Vice President & Chief Human Resources Officer sets the weight for each measure. The following weightings have been established for the current plan year:

[Insert performance measure weightings]

Performance Targets and Thresholds

Specific MIP performance goals are established by the Compensation Committee for officer participants. The Executive Vice President & Chief Human Resources Officer establishes performance goals for all other participants. Participants will receive a separate communication outlining the performance goals for their MIP award at the target, threshold and maximum levels.

Performance levels are measured by applying generally accepted accounting principles used by the Company in preparing its financial statements. The final MIP calculations are subject to the review and approval of the Compensation Committee for officer participants and by the Executive Vice President & Chief Human Resources Officer for all other participants.

Target Incentive Opportunities

The target incentive opportunities (a percentage of base salary) are assigned by salary level. Your total incentive target opportunity is determined by multiplying your monthly base salary in effect on December 1 by the number of eligible months and your target opportunity percentage. If your target opportunity level changes during the year, your payout calculations will be prorated for the period of time at each level. Target opportunities are determined by the Compensation Committee for officers and by the Executive Vice President & Chief Human Resources Officer, for all other participants. You will be separately notified of your target incentive opportunity.

How Your MIP Award is calculated

The amount of your MIP award payout is based on the actual results measured against the target goals for each performance measure. Threshold performance pays [●]%, target performance pays [●]%, and maximum performance pays [●]% of the target incentive opportunity. The amount of the payout is interpolated between threshold, target, and maximum performance levels.

Achieving the threshold performance level is required before any incentive is payable for a performance measure.

Determination of Payouts
The Compensation Committee (for officers) and the Executive Vice President & Chief Human Resources Officer (for all other participants) will review and approve incentive payouts and will retain the right, in its sole discretion, to reduce or eliminate payouts that it believes are not in keeping with the objectives of the MIP.

Timing of Payouts
Incentives are normally paid out by March 15th of the year immediately following the performance year, and will be paid no later than the end of the first quarter immediately following the performance year-end.

Eligibility for Payouts
Incentive payouts for a performance year are paid to those individuals employed by the Electrical business or one of its subsidiaries in a MIP eligible position as of December 31 (or the last business day of the year if December 31 falls on a weekend or paid holiday) of the performance year. Employees who resign or who are terminated during the performance year are not eligible for a payout except as provided in the chart below.

Change in Employment Status	Resulting Change in Your Annual Bonus Award
Voluntary termination prior to the end of the bonus period or termination for cause*	No annual bonus award payout - you must be an active employee on the last day of the bonus period (December 31 or last business day of the year).
Retirement
A prorated annual bonus award will be paid on the regular payout date based on your local definition of retirement. The bonus amount will be calculated using your monthly base salary as in effect on the date of your termination (if prior to December 1, 2018).

Permanent Disability or Death
A prorated annual bonus award will be paid on the regular payout date. The bonus amount will be calculated using your monthly base salary as in effect on the date of your termination (if prior to December 1, 2018).

New Hires	Annual bonus awards are prorated based on length of service. You must be actively employed on or before December 1 (or the following business day if December 1 falls on a weekend) to be eligible.
Transfer to Another Segment / Bonus Plan	Your bonus will be prorated based on the effective date of the change.
Change to Bonus Target	Your bonus will be prorated based on the effective date of the change.
Involuntary (for other than cause) or other Covered Termination**
A prorated bonus award will be paid on the regular payout date. The bonus amount will be calculated using your monthly base salary as in effect on the date of your termination (if prior to December 1).

For changes in employment status not addressed above, please contact Corporate Compensation.
*Cause will be determined by the Compensation Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all other participants). In addition, if termination of employment is for another reason, but facts come to light after termination that would have given the company cause to terminate your employment, no bonus will be paid.

General Provisions

1.
The MIP is considered an Annual Incentive Award under the nVent Electric plc 2018 Stock and Incentive Plan. The terms of such plan is incorporated into the MIP. Capitalized terms not defined in the MIP will have the meanings given in the plan. In case of conflict, the terms of the plan and any action approved by the Compensation Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all other participants) control over the terms and explanations in this MIP document.

2.
This MIP document does not limit or affect in any manner or degree the normal and usual powers of management, including the right at any time to terminate the employment of any participant or remove him or her from participating in the MIP.

3.
Entitlement to and payment of an incentive (regardless of the performance level achieved) is conditioned upon the participant's sustained satisfactory performance during the period for which the incentive payout is calculated.

4.
No participant has any earned or vested entitlement to any incentive payout under the MIP. Any and all incentive payments are made at the sole discretion of the Compensation Committee (for officers) and the Executive Vice President & Chief Human Resources Officer (for all other participants), and the Company reserves the right to deny the participation of, or payout of an incentive to, a participant, at its sole discretion, with or without notice or cause.

5.	The Company reserves the right to retroactively or prospectively modify or terminate the MIP, in whole or in part.

6.
The Compensation Committee has full and complete authority to administer the MIP with respect to officer decisions. The Executive Vice President & Chief Human Resources Officer has full and complete authority to administer the MIP with respect to non-officer participants. The decisions of the Compensation Committee and Executive Vice President & Chief Human Resources Officer are final, conclusive and binding upon all officers and employees of the Company and its Affiliates, respectively, and on their heirs, personal representatives and assigns.

7.	In the event of death, any payments due under the MIP will be paid to the participant’s estate.

8.
A participant does not have the right to assign, transfer, encumber or dispose of any incentive payout under the MIP until it is paid. All payments of incentives are subject to tax and other withholdings as required by law.

9.
This brochure provides a brief description of the MIP. The information contained in this document is intended to be accurate for most employees. However, in some cases, certain modifications to the plan may be necessary and modifications may not be reflected in these materials. All plan provisions are subject to local-country laws and statutory requirements. Your bonus award is treated as ordinary income and subject to local-country tax laws. If you have any questions regarding this plan, please contact Corporate Compensation.

The MIP is discretionary in nature and may be amended or terminated by the Compensation Committee (for officer participants) and by the Executive Vice President & Chief Human Resources Officer (for all other participants) any time. Payment of any bonus award is voluntary and occasional and does not create any contractual or other right to receive future payments. The formulas and calculations provided in this brochure are for illustrative purposes only, and the actual calculation of the performance measures or bonus award applicable to any employee may differ from the presentation in this brochure. All decisions with respect to any or all bonus award payments will be at the sole discretion of the Company. Your participation in the plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time, with or without cause. Bonus awards are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, redundancy, future bonus awards, long service awards, pension or retirement benefits, or similar payments.

Notwithstanding the formula described in this plan, the Company reserves the right to make appropriate adjustments in determining annual bonus awards and any payouts under the plan for individual and / or plan participants.

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